                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY
                                                                  --------------

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


     THIS AGREEMENT AND PLAN OF MERGER is entered into on August 3, 1998, by and among Acsys, Inc., a Georgia corporation ("Acquiror"), SE Merger Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of Acquiror ("Acquiror Sub"), Staffing Edge, Inc., a Delaware corporation (the "Company"), and the individual signatories hereto (each a "Stockholder" and collectively the "Stockholders").

                                    RECITALS
                                    --------

     The parties hereto desire to enter into this Agreement and Plan of Merger pursuant to which Acquiror Sub will merge with and into the Company (the "Merger").

     NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

     Section 1.01. Definitions.  As used in this Agreement, unless otherwise
                   -----------
defined herein or unless the context otherwise requires, the following terms shall have the following meanings:

     "Acquiror Common Stock" has the meaning specified in Section 2.05(a) hereof.

     "Acquiror SEC Reports" has the meaning specified in Section 5.06 hereof.

     "Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

     "Agent" has the meaning specified  in Section 11.10.

     "Agreement" means this Agreement and Plan of Merger, all schedules hereto and all amendments, modifications, and supplements hereto.

     "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business,
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directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

     "Balance Sheet Date" is June 30, 1998.

     "Balance Sheet" is the unaudited balance sheet of the Company, dated June 30, 1998.

     "Benefit Plans" has the meaning specified in Section 3.19 hereof.

     "Business Day" means a day when commercial banks are open in New York, New York.

     "Closing" has the meaning specified in Section 2.02 hereof.

     "Closing Date" has the meaning specified in Section 2.02 hereof.

     "Code" has the meaning specified in Section 3.19 hereof.

     "Company" means Staffing Edge, Inc., a Delaware corporation.

     "Company's Knowledge" shall mean the actual knowledge of Ron Smith, Ed James, Mark Schaul and Aaron Smith, without any duty to inquire or attribution of knowledge from any other person to the foregoing persons.

     "Confidentiality Agreement" has the meaning specified in Section 5.01(b) hereof.

     "Contracts" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease or obligation of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

     "DGCL" has the meaning specified in Section 2.01 hereof.

     "Effective Time" has the meaning specified in Section 2.02 hereof.

     "Employee Leasing" shall mean an arrangement whereby a client of the Company places some or all of its workforce onto the payroll of the Company in a co-employment relationship in which the Company assumes responsibility for administration of payroll, benefits, and other human resources activities for the client, but does not include a temporary help arrangement, whereby an organization hires its own employees and assigns them to a client to support or supplement the client's workforce in special work situations, such as employee absences, temporary skill shortages, seasonal workloads, and special assignments and projects.

     "ERISA" has the meaning specified in Section 3.19(a) hereof.

     "GAAP" has the meaning specified in Section 3.12 hereof.

     "Indemnification Cap" has the meaning specified in Schedule 9.06.

     "Indemnification Threshold" has the meaning specified in Schedule 9.06.

     "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "IRS" has the meaning specified in Section 3.19(a) hereof.

     "Law" shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

     "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

     "Lien Losses" shall have the meaning set forth in Schedule 9.02.
                                                       -------------

     "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

     "Material Adverse Effect" shall mean any change or effect that, individually or when taken together with all other such changes or effects, is, or would reasonably be considered to be, Materially (as defined below) adverse to the condition (financial or otherwise), results of operations, businesses, properties, assets or liabilities of the Company or would adversely effect the Company's or the Stockholders' ability to consummate the transactions contemplated by this Agreement or to perform their respective obligations hereunder; provided, however, that the occurrence of any or all of the changes or events disclosed in the Schedules hereto shall not, individually or in the aggregate, constitute a "Material Adverse Effect." Solely for purposes of the foregoing definition of "Material Adverse Effect, "Materially" shall mean, in relation to a matter that is reasonably capable of quantification, a value or impact that is or may become, individually or in the aggregate, an amount greater than $100,000.

     "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

     "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

     "Permitted Liens" means: (a) Liens imposed by law for taxes, assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP and which liens are not yet enforceable against other creditors; (b) statutory Liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law or created in the ordinary course of business and in existence less than 90 days from the date of creation thereof for amounts not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP and which Liens are not yet enforceable against other creditors; (c) Liens incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness) statutory obligations and other similar obligations or arising as a result of progress payments under government contracts; (d) Liens consisting of encumbrances in the nature of zoning restrictions, easements, rights and restrictions of record on the use of real property on the date of Acquisition thereof which do not materially detract from the value of such property or impair the use thereof; and (e) any Lien in favor of the United States of America or any department or agency thereof, or in favor of any state government or political subdivision thereof, or in favor of a prime contractor under a government contract of the United States, or of any state government or any political subdivision thereof, and, in each case, resulting from acceptance of partial, progress, advance or other payments in the ordinary course of business under government contracts of the United States, or of any state government or any political subdivision thereof, or subcontracts thereunder.

     "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

     "Regulatory Authorities" shall mean, collectively, the SEC, the Federal Trade Commission, the United States Department of Justice, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities),

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instrumentalities, commissions, boards or bodies having jurisdiction over the
Parties and their respective Subsidiaries.

     "Schedule" shall mean the written information attached to this Agreement describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each section of this Agreement under which such disclosure is being made. Information disclosed with respect to one section shall not be deemed to be disclosed for purposes of any other section not specifically referenced with respect thereto.

     "SEC" means the Securities and Exchange Commission of the United States government.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Shares" has the meaning specified in Section 3.04 hereof.

     "Specified Litigation Losses" shall have the meaning set forth in Schedule
                                                                       --------
9.02.
----

     "Specified Litigation Deductible" shall have the meaning set forth in

Schedule 9.02.
-------------

     "Stockholder Guarantees" means any and all guarantees of indebtedness, obligations and other liabilities of the Company that have been entered into by any Stockholder or a spouse of any Stockholder and any pledges or grants of a security interest in Shares or other property of a Stockholder or a spouse of any Stockholder given by such Stockholder or spouse to secure any indebtedness, obligation or other liability of the Company.

     "Subsidiaries" shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

     "Tax Return" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

     "Tax" or "Taxes" shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposes or required to be withheld by the United States or any state, county, local, or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

      Section 1.02. Accounting Terms.  All accounting terms not specifically
                    ----------------
defined herein shall be construed in accordance with GAAP.


                                  ARTICLE II
                                  THE MERGER

      Section 2.01. The Merger.  Upon the terms and subject to the conditions of
                    ----------
this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time (as defined below), the parties hereto shall effect the Merger of the Acquiror Sub with and into the Company.
As a result of the Merger, the separate corporate existence of the Acquiror Sub shall cease and the Company shall continue as the surviving corporation of the Merger and be the wholly-owned subsidiary of Acquiror (the "Surviving Corporation").

      Section 2.02. Effective Time.  The parties hereto shall execute and
                    --------------
acknowledge a certificate of merger and cause the same to be filed with the Secretary of State of the State of Delaware on the Closing Date, all in accordance with the relevant provisions of the DGCL, and the parties shall take all such further actions as may be required by law to make the Merger effective. The Merger shall become effective at 11:59 p.m. on the Closing Date (the "Effective Time").

      Section 2.03. Date and Place of Closing.  The closing of the transactions
                    -------------------------
contemplated in this Agreement (the "Closing") shall take place at the offices of Stinson, Mag & Fizzell, P.C., 1201 Walnut Street, Kansas City, Missouri, at 9:00 a.m. (local time) on the date hereof, or at such other place or at such other time or on such other date as the parties hereto may mutually agree (the "Closing Date").

      Section 2.04. Effect of Merger.  When the Merger has been effected at the
                    ----------------
Effective Time:

          (a) The separate existence of the Acquiror Sub shall cease, with all debts, liabilities, duties and obligations of the Acquiror Sub becoming the debts, liabilities, duties and obligations of the Surviving Corporation as provided in Section 2.04(f) hereof.

          (b) The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation.

          (c) The bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation.

          (d) The persons comprising the board of directors of Acquiror Sub immediately prior to the Effective Time shall comprise the board of directors of the Surviving Corporation, in each case until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and bylaws.

          (e) The officers of Acquiror Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and bylaws.

          (f) The Merger shall have the other effects set forth in the applicable provisions of the DGCL, including Section 259 thereof. Without limiting the generality of the foregoing, and subject to the provisions of the DGCL, at the Effective Time, all the assets, property, rights, privileges, interests, powers and franchises of the Company and of Acquiror Sub shall vest in the Surviving Corporation, and all debts, liabilities, duties and obligations of the Company and Acquiror Sub shall become the debts, liabilities, duties and obligations of the Surviving Corporation. The assets, liabilities and stockholders' equity of the Company and of Acquiror Sub shall be taken up or continued on the books of the Surviving Corporation at the amounts at which they are respectively recorded, immediately prior to the effectiveness of the Merger, on the books of the Company and Acquiror Sub, with any appropriate adjustments as may be made in accordance with the terms hereof and with GAAP.

     Section 2.05. Effect on Common Stock and Options.
                   ----------------------------------

          (a) Cancellation of the Common Stock of the Company.  By virtue of the
              -----------------------------------------------
     Merger, automatically and without any action on the part of the holder thereof, subject to Section 2.05(c) below, the Shares shall be canceled and extinguished, and at or following the Closing, the holders of the Shares shall be entitled to receive from Acquiror, in exchange for and upon surrender to Acquiror of the stock certificate evidencing such Shares the consideration set forth on Schedule 2.05(a)(i). In addition, the holders
                                -------------------
     of Shares shall be entitled receive on a pro rata basis the payments, if any, to be made by Acquiror pursuant to the Earnout Provisions set forth on
     Schedule 2.05(a)(ii).
     --------------------

          (b) Cancellation of Options.  By virtue of the Merger, automatically
              -----------------------
     and without any action on the part of the holder thereof, each outstanding option to purchase Shares issued and outstanding immediately prior to the Effective Time shall be substituted with options for Acquiror Common Stock on such basis as shall be fair and equitable to the optionees and as Acquiror and the Company shall approve.

          (c) Dissenting Shares.  Notwithstanding anything in this Agreement to
              -----------------
     the contrary, if the DGCL respecting dissenter's rights shall be applicable to the Merger, each share of Common Stock that is issued and outstanding immediately prior to the Effective Time and which is held by a stockholder of the Company exercising dissenter's rights in accordance with the DGCL and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to dissenter's rights ("Dissenting Shares") shall not be canceled or represent a right to receive the Acquiror Common Stock deliverable in respect thereof pursuant to Section 2.05(a) above, but such holder thereof shall be entitled only to such rights as are granted by the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that if any such holder of Dissenting Shares shall have effectively withdrawn such holder's demand for appraisal of such shares or lost such holder's right to appraisal and payment of such shares under the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares and each such share shall thereupon be deemed to have been canceled and extinguished, as of the Effective Time, and represent the right to receive the Acquiror Common Stock deliverable in respect thereof pursuant to Section 2.05(a) above.

          (d) Acquiror Sub Shares.  Each share of common stock of Acquiror Sub
              -------------------
     issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

     Section 2.06. Taking Necessary Action; Further Action.  Acquiror, Acquiror
                   ---------------------------------------
Sub and the Company, respectively, each shall use its reasonable efforts to take all such action as may be necessary or appropriate to effectuate the Merger under the DGCL at the time specified in Section 2.02 hereof. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all properties, interests, assets, rights, privileges, immunities, powers and franchises of the Company or Acquiror Sub, the officers of the Surviving Corporation are fully authorized in the name of the Company and Acquiror Sub or otherwise to take, and shall take, all such lawful and necessary action.

     Section 2.07. Expenses.  The Company and Acquiror shall each pay their
                   --------
respective expenses incurred in connection with the negotiation, execution, closing, and performance of this Agreement, in each case regardless of whether the Closing occurs.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                               AND STOCKHOLDERS

     The Company and the Stockholders hereby represent and warrant to Acquiror as follows:

     Section 3.01. Corporate Organization.  The Company is a corporation duly
                   ----------------------
organized, validly existing, and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own or lease and operate its properties and to conduct its business as now conducted. Except as set forth in Schedule 3.01 and other than short term investments in money market
         -------------
instruments, the Company has no investment in any corporation, partnership, joint venture, proprietorship or other entity. The Company has no Subsidiaries.

     Section 3.02. Due Qualification.  At the date of this Agreement, the
                   -----------------
Company is duly qualified to do business and is in good standing under the laws of each jurisdiction in which the nature of its business or properties makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

     Section 3.03. Corporate Documentation.  The copies of the certificate of
                   -----------------------
incorporation and bylaws, and all amendments thereto, of the Company, heretofore delivered to Acquiror, are complete and correct. The minute books of the Company are complete and reflect all proceedings (including actions taken by written consent) of the stockholders and directors and all committees thereof of the Company in all material respects. The stock transfer books of the Company are complete and accurately reflect all transactions in the shares of capital stock of the Company.

     Section 3.04. Capitalization of the Company.  The authorized capital stock
                   -----------------------------
of the Company consists of 500,000 shares of Preferred Stock, par value $.01 per share, and 500,000 shares of Common Stock, par value $.01 per share, of which 51,801 shares of Common Stock are issued and outstanding (the "Shares"), and no shares of Preferred Stock are issued and outstanding. The Shares have been validly issued, are fully paid and nonassessable and have not been issued in violation of any preemptive rights. Except for options to purchase an aggregate of 1,112 shares of the Common Stock of the Company, as described in Schedule
                                                                    --------
3.04 hereto, no options, warrants or other rights to acquire, sell, or issue
----
shares of the Company are outstanding.

     Section 3.05. Authority; Binding Effect.  The Company has full right,
                   -------------------------
power, authority, and capacity to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Company. This Agreement constitutes the legal, valid, and binding obligations of the Company, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or affecting creditors' rights generally and to general equity principles (whether such enforceability is considered in a proceeding at law or in equity).

     Section 3.06. No Creation of Violation, Default, Breach or Encumbrance.
                   --------------------------------------------------------
The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated herein will not (i) violate (A) any statute, rule or regulation to which the Company is subject or
(B) any Order of any court, administrative agency or governmental body to which the Company is subject, (ii) conflict with or violate any provision of the certificate of incorporation or bylaws of the Company, (iii) assuming receipt of the consents set forth on Schedule 3.06 hereto and except as may be disclosed in
                          -------------
any schedule to this Agreement, result in the breach of or constitute a default, or result in the creation of a lien on any asset, under any mortgage, indenture, note or other instrument or obligation for the payment of money or any material contract, agreement, lease or license, in each case to which the Company is a party.

     Section 3.07. No Present Material Default.  The Company is not in material
                   ---------------------------
default under or in material breach of any mortgage, indenture, note or other instrument or obligation for the payment of money or any material contract, agreement, lease or license.

     Section 3.08. Compliance With Law.  Except as set forth in Schedule 3.08
                   -------------------                          -------------
hereto, the Company is not in violation of any statute, rule or regulation, or any Order of any court, administrative agency, governmental body or arbitration tribunal, to which it or any of its properties or assets is subject (including the Immigration Reform and Control Act of 1986, as amended, and all applicable regulations promulgated thereunder and Laws requiring the licensing of temporary employee staffing companies or otherwise subjecting temporary employee staffing companies to regulation), excluding any such violation which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 1994, Company has received no written notification or communication, or to Company's Knowledge there is no other notification or communication, from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, or (iii) requiring Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking.

     Section 3.09. Governmental Approvals and Filings.  No consent, approval or
                   ----------------------------------
authorization of, or notice to, declaration, filing or registration with, any governmental or regulatory authority on the part of the Company is required in connection with the execution, delivery and performance of this Agreement, except for filings set forth in Schedule 3.09. The Stockholders know of no
                                -------------
reason why any of the consents, approvals or authorizations set forth in

Schedule 3.09 will not be issued, granted or otherwise obtained after the
-------------
Closing by the appropriate governmental authority.

     Section 3.10. Real Property.
                   -------------

          (a)   Set forth in Schedule 3.10 hereto is a list of real property
                             -------------
     owned or leased (as lessor or lessee) by the Company.

          (b) The Company has the right to quiet enjoyment of the real properties leased by it as tenant for the full term of the lease thereof to the extent provided in each such lease. To the Company's knowledge, each lease referred to in Schedule 3.10 is legal, valid, binding and
                          -------------
     enforceable, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and to general equity principles (whether such enforceability is considered in a proceeding at law or in equity), and except as set forth in Schedule 3.10 there are no defaults, or
                                         -------------
     any condition or event which, after notice or lapse of time or both, would constitute a material default, thereunder. Except as set forth in Schedule
                                                                        --------
     3.10, no consents or approvals will be required under the terms of any such
     ----
     lease in connection with the consummation of the transactions contemplated by this Agreement.

          (c) The Company has heretofore made available to Acquiror true and complete copies of all deeds, leases (including any amendments and renewal letters), title insurance policies, title reports, surveys, and similar documents that are in the Company's possession with respect to the real property owned by the Company.

     Section 3.11. Personal Property.  Except as set forth in Schedule 3.11
                   -----------------                          -------------
hereto, the Company is in possession of and has good title to all personal property reflected on the Balance Sheet, other than such items of personal property as have been disposed of by the Company since that Balance Sheet Date in the ordinary course of business, in each case free and clear of all mortgages, liens and encumbrances, including, without limitation, any conditional sale or other retention agreement, other than Permitted Liens. All personal property used in the business of the Company is in reasonably good condition, reasonable wear and tear excepted, and is reasonably suitable for the uses for which they are intended and are sufficient to conduct the business of the Company consistent with Company's past practices.

     Section 3.12. Financial Statements.
                   --------------------

          (a)   Attached hereto as Schedule 3.12 is the following:  (i) the
                                   -------------
     audited balance sheets of the Company as of December 31, 1996 and December 31, 1997 and the related statements of income, stockholders' equity and cash flows for the fiscal years then ended, and the notes thereto, together with the report of Deloitte & Touche, LLP, independent certified public accountants, thereon; and (ii) the Balance Sheet and the related statements of income, stockholders' equity and cash flow for the six months ended June 30, 1998.

          (b) The financial statements referred to in Section 3.12(a) above have been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP"), provided that such unaudited financial
                                    --------
     statements have not been prepared in accordance with GAAP insofar as such financial statements do not include footnotes and do not reflect appropriate year-end adjustments.

          (c) Except as set forth in the Balance Sheet or in the schedules hereto, the Company has no liabilities or obligations, direct or contingent, accrued or otherwise, of a nature customarily reflected in financial statements in accordance with GAAP, except those incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice and except lease and other contract obligations and other obligations or liabilities which are disclosed in this Agreement or the schedules hereto or which, by the terms of this Agreement, are not required to be disclosed. Except with respect to the loan from Mercantile Bank to Ron Smith which is guaranteed by the Company, the Company is not directly or indirectly liable, by guarantee, indemnity or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any liability or any person for any amounts in excess of $10,000 in the aggregate.

     Section 3.13. Patents, Trademarks, Service Marks, Trade Names, Trade
                   ------------------------------------------------------
Secrets, Copyrights.  The Company has interests in or uses only the registered
-------------------
or unregistered patents, trademarks, service marks, trade names, trade secrets and copyrights other than publications purchased in the ordinary course or "shrink-wrap" software licenses (the "Intellectual Property") set forth in
Schedule 3.13 hereto, and no other patents, trademarks, service marks, trade
-------------
names, trade secrets or copyrights are used in the conduct of the business of the Company, other than the trademarks, service marks, trade names and copyrights appearing on merchandise sold by the Company in the ordinary course of its business, the rights to which are held by others. The Company has received no notice that the Company is infringing any patent, trademark, service mark, trade name, trade secret or copyright, registered or unregistered, and no claim is pending or has been made to such effect that has not been resolved.
The Company is not obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Schedule
                                                                   --------
3.13, every officer of director of Company is a party to a Contract which requires such officer or director to keep confidential any trade secrets, proprietary data, customer information, or other business information of Company, and, to the Company's Knowledge, no such officer or director is party to any Contract with any Person other than Company which requires such officer or director to assign any interest in any Intellectual Property to any Person other than the Company or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than Company and its customers. To the Company's Knowledge, no officer or director of Company is party to any Contract which restricts or prohibits such officer or director from engaging in activities competitive with any Person, including the Company.

     Section 3.14. Contracts, Agreements and Obligations.  Except as set forth
                    -------------------------------------
in Schedule 3.14 hereto, the Company is not a party to, or is not in any way
   -------------
obligated under:

          (a) any Contract with any officer or employee which does not expire or is not terminable at the option of the Company within a ninety (90) day period (excluding any item required to be listed on any schedule provided under Section 3.19);

          (b) any franchise or similar agreement, whether written or oral;

          (c) any written collective bargaining or other labor or union contract or agreement;

          (d) any note, bond, indenture or agreement, whether written or oral, to borrow money or any agreement of guarantee or indemnification, whether written or oral, running to any person or entity other than the Company;

          (e) any Contract relating to capital expenditures involving total payments of more than $50,000;

          (f) any Contract relating to the future disposition or acquisition of assets (excluding inventory) or any interest in any business enterprise for a price of more than $50,000;

          (g) any Contract which (i) calls for annual aggregate payments in excess of $50,000 and (ii) does not expire or is not terminable without substantial cost or penalty at the option of the Company within a ninety
     (90) day period, excluding purchase orders made in the ordinary course of business and contracts and other agreements disclosed pursuant to this Agreement;

          (h) any Contract which limits the amount of indebtedness that can be incurred by the Company or restricts the ability of the Company to grant a security interest in or a lien, mortgage or other encumbrance on any of its properties or assets;

          (i) any Contract regarding indebtedness of the Company for money borrowed which is not prepayable at any time by Company without penalty or premium;

          (j) any Contract which prohibits or restricts the Company from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person;

          (k) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers and "shrink-wrap" software licenses); or

          (l) any Contract relating to the provision of data processing, network communication, or any other technical services to the Company.

     Section 3.15. Insurance.  Set forth in Schedule 3.15 hereto is a list of
                   ---------                -------------
all policies of insurance maintained by or on behalf of the Company, including for each the name of the insurer, the amount of coverage, the amount of the premium and the term of the policy. Since January 15, 1995, the Company has received no notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or
(ii) premium costs with respect to such policies of insurance will be substantially increased. On the date hereof, there are no claims for amounts exceeding in any individual case $15,000 pending under such policies of insurance and no notices of claims in excess of such amounts have been given by Company under such policies.

     Section 3.16. Absence of Certain Changes.  Except as set forth in Schedule
                   --------------------------                          --------
3.16 hereto, since the Balance Sheet Date, there has not been:  (a) any physical
----
damage, destruction or loss in excess of Fifty Thousand Dollars ($50,000) to any asset or property of the Company, whether covered by insurance or not, ordinary wear and tear excepted; (b) any declaration, setting aside or payment of any dividend, or any distribution, in respect of shares of capital stock of the Company, or any redemption, purchase or other acquisition of any such shares of capital stock of the Company; (c) any increase in the compensation payable or to become payable by the Company to any of its directors, officers or employees, other than as in conformity with the policies and practices of the Company in the usual and ordinary course of its business or as reasonably required to maintain the efficient business operations of the Company; (d) any change in the authorized and unissued capital stock of the Company or any grant of options, warrants or other rights or convertible or exchangeable securities calling for the issuance thereof; (e) any payment by the Company, direct or indirect, of any material liability of the Company before the same becomes due in accordance with its terms or otherwise than in the ordinary course of its business; (f) except in the ordinary course of business in an aggregate amount not material to the Company, any sale or transfer of, or agreement to sell or transfer, any assets of the Company (excluding inventory and assets having a book value of less than Fifty Thousand Dollars ($50,000)), (g) any change in the outstanding long-term debt of the Company other than in the ordinary course of business; (h) any change in any accounting principle or practice of the Company; or (i) any Material Adverse Effect.

     Section 3.17. Tax Returns and Payments.  Except as set forth in Schedule
                   ------------------------                          --------
3.17 hereto, the Company has filed all Federal, state and local Tax Returns
----
which are required to have been filed and has paid, or made provisions for the payment of, all Taxes required to be paid pursuant to such Tax Returns. Except as set forth in Schedule 3.17 there does not exist and will not after the
                -------------
Effective Time exist any liability for Taxes which may be asserted by any taxing authority against, and no lien or other encumbrance for Taxes will attach to, the Company or any of its Assets other than Taxes reserved for in the financial statements of the Company. All Tax Returns required to be filed by or on behalf of any of the Company have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1997, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid or have been reserved for on the financial statements of the Company. There are no Liens with respect to Taxes upon any of the Assets of the Company, except for any such Liens which are not reasonably likely to have a Material Adverse Effect.

     The Company has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

     The provision for any Taxes due or to become due for the Company for the period or periods through and including the date of the financial statements that has been made and is reflected on such financial statements is sufficient to cover all such Taxes.

     The Company is not a party to any Tax allocation or sharing agreement and the Company has not been a member of an affiliated group filing a consolidated federal income Tax Return and has no Liability for Taxes of any Person (other than Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

     The Company is in compliance with, and its records contain all information and documents necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

     The Company does not or has not had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

     Section 3.18. No Litigation, Proceeding or Inquiry.  Except as set forth
                   ------------------------------------
in Schedule 3.18 hereto, there is no suit, action, claim or other legal,
   -------------
administrative or arbitration proceeding pending, or, to the Company's Knowledge, threatened before any court or governmental commission, bureau or other regulatory authority, and, to the Company's knowledge, there is no investigation or inquiry by any administrative agency or governmental body pending or threatened (a) against the Company or any of its property or assets, or (b) which challenges the validity or propriety of the transactions contemplated by this Agreement.

     Section 3.19. Employee Benefit Plans; Labor Matters.
                   -------------------------------------

          (a)   Schedule 3.19(a) lists or describes any pension, retirement,
                ----------------
     savings, disability, medical, dental, health, life (including any individual life insurance policy as to which the Company is the owner, beneficiary or both), death benefit, group insurance, profit sharing, deferred compensation, stock options, bonus incentive, vacation pay, severance or termination pay, "cafeteria" or "flexible benefit" plan under
     Section 125 of the Internal Revenue Code as in effect on the date of this Agreement (the "Code"), or other employee or director benefit plan, trust, arrangement, contract, agreement, policy or commitment, under which employees, dependents, spouses, retirees, former employees, directors or former directors of the Company are entitled to participate by reason of their current or prior employment, or current or former directorship, with the Company, (i) to which the Company is a party or a sponsor or a fiduciary thereof or (ii) with respect to which the Company has made payments, contributions or commitments, or may otherwise have any liability (collectively, the "Benefit Plans"). With respect to the Benefit Plans, individually and in the aggregate, the Company has made available to Acquiror, a true and correct copy of (a) the most recent annual report (Form 5500) filed with the Internal Revenue Service ("IRS"), if any, (b) such Benefit Plan, (c) any summary plan description relating to such Benefit Plan, (d) each trust agreement and group annuity contract, if any, relating to such Benefit Plan and (e) the most recent actuarial report or valuation relating to each Benefit Plan subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

          (b) The Benefit Plans have been operated and administered by the Company in compliance in all material respects with all applicable laws relating to employment or labor matters including, without limitation, ERISA and the Code. With respect to the Benefit Plans no event has occurred which would subject the Company to a material liability (except liability for benefits, claims and funding obligations payable in the ordinary course) under ERISA, the Code, or any other applicable Law or Order. With respect to the Benefit Plans, individually and in the aggregate, there has been no prohibited transaction within the meaning of
     Section 406 of ERISA or Section 4975 of the Code which would result in a material liability to the Company, and there has been no action, suit, grievance, arbitration or other claim with respect to the administration or investment of assets of the Benefit Plans (other than routine claims for benefits made in the ordinary course of plan administration) pending, or to the knowledge of the Company, threatened.

          (c) Each Benefit Plan that is intended to be tax qualified under
     Section 401(a) of the Code has received, or the Company has applied for or will in a timely manner apply for, a favorable determination letter from the IRS stating that the Plan meets the requirements of the Code and that any trust or trusts associated with the Plan are tax exempt under Section 501(a) of the Code.

          (d) Neither the Company nor any entity which together with the Company would be deemed to be a "single employer" within the meaning of Section 414(b), (c), (m) or (o) of the Code now maintains or contributes to or has ever maintained or contributed to any defined benefit plan within the meaning of Section 3(35) of ERISA.

          (e) The Company is the subject of no Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is Company party to any collective bargaining agreement, nor is there any strike or other labor dispute involving Company, pending or threatened, or to the Knowledge of Company, is there any activity involving any of Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity. Company has never engaged in Employee Leasing.

          (f) Schedule 3.19(f) sets forth a copy of the form of each employment
              ----------------
     agreement entered into by the Company and its employees. There are no other written or, to the Company's Knowledge, material oral employment agreements, employment contracts or understandings relating to employment (other than relating to "at-will" employment) to which the Company is a party.

          (g) Except as set forth in Schedule 3.19(g) neither the execution and
                                     ----------------
     delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of Company from Company under any Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

     Section 3.20. Brokers and Finders.  No broker or finder has acted for the
                   -------------------
Company in connection with this Agreement and the transactions contemplated hereby, except for George K. Baum & Company, all of whose fees and expenses shall be the responsibility of the Company and shall not exceed the amount set forth in Schedule 3.20.

     Section 3.21. Bank and Brokerage Accounts; Securities.  Schedule 3.21
                   ---------------------------------------   -------------
hereto sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities, brokers, and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship; (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents, or other similar representatives of the Company having signatory power with respect thereto and; (c) a list of all securities, time certificates and other investments in securities in excess of One Hundred Thousand Dollars ($100,000) owned by the Company, the name of the registered holder thereof, the location of the certificates therefor, the maturity date, if any, and any stock powers or other authority for transfer granted with respect thereto.

     Section 3.22. No Powers of Attorney.  Except as set forth in Schedule 3.22
                   ---------------------                          -------------
hereto, the Company has no power of attorney or comparable delegations of authority outstanding.

     Section 3.23. Environmental Laws and Regulations.  To the knowledge of the
                   ----------------------------------
Company, (a) no claim, lawsuit, agency proceeding, or other legal or administrative challenge has been brought concerning the real property leased by the Company (the "Real Property"), the operation of the Real Property or the existence of any hazardous condition thereon during the Company's period of occupancy, (b) the Company has not used the Real Property for an industrial or commercial operation which utilizes hazardous substances and the Company is not aware of any such prior use of the Real Property, (c) the Company has not spilled, discharged, released, or deposited any hazardous substance on the Real Property, whether in containers or other impoundments, or directly in the ground or waters of the Real Property and the Company is not aware of any such substances in or on the Real Property, (d) the Company has not installed or affixed any asbestos-containing material in the structures on the Real Property,
(e) the Company has not affixed or installed any electrical transformers, fluorescent light fixtures or other electrical equipment containing PCBs in or on the Real Property, (f) the Company has not installed any storage tanks, barrels, sumps, or other containers or equipment (moveable or fixed) for the containment of hazardous substances in any part of the Real Property and the Company is not aware of any such prior installations, and (g) no governmental entity has served upon the Company any notice claiming any violation of any statute, ordinance or regulations or noting the need for any repair, construction, alteration or installation with respect to the Real Property, or requiring any change in the means or methods of those conducting operations thereon.

    Section 3.24.  Statements True and Correct.  No representation or warranty
                   ---------------------------
of the Company or the Stockholders in this Agreement, and no statement in the Schedules omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact known to either the Company or the Stockholders that has specific application to the Company (other than general economic or industry conditions) and that materially adversely affects the assets, business, financial condition, or results of operations of the Company that has not been set forth in this Agreement or the Schedules hereto.

                                  ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

     Each Stockholder severally, but not jointly, represents and warrants to Acquiror as follows:

     Section 4.01. Authority of Stockholder.  Such Stockholder has the
                   ------------------------
requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby to be consummated by such Stockholder. The execution and delivery of this Agreement by such Stockholder and the performance of such Stockholder's obligations under this Agreement have been duly and validly authorized by all necessary action, if any, of such Stockholder, and this Agreement has been duly and validly executed and delivered by such Stockholder and constitutes the valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms. Such Stockholder has good and marketable title to all Shares shown as owned by such Stockholder on the signature page hereto, free and clear of any mortgage, pledge, lien, claim or encumbrance of any kind. The foregoing is qualified as to Shares owned by certain Stockholders that have been pledged to secure certain Company indebtedness, all as described on Schedule 4.01 hereto.
                                          -------------

     Section 4.02. No Conflicts.  Neither the execution and delivery of this
                   ------------
Agreement nor the consummation of the transactions contemplated hereby by such Stockholder will (i) violate, conflict with, or result in the breach or termination of, or otherwise give any other contracting party (which has not consented to such execution, delivery and consummation) the right to change the terms of or to terminate or accelerate the maturity of, or constitute a default under the terms of, any agreement or instrument to which such Stockholder is a party, except those pledges described on Schedule 4.01 hereto, or (ii) except
                                         -------------
for the requirements set forth in Schedule 3.09 hereto and applicable
                                  -------------
requirements, if any, of state securities or blue sky laws, violate or conflict with (or require any filing, consent or similar action under) any Law or Order that applies to or binds such Stockholder.

     Section 4.03. Stockholder Consent.  Each of the Stockholders of the
                   -------------------
Company have executed a written stockholder consent to action without a meeting under the DGCL approving and adopting the Agreement and approving the Merger, in accordance with the provisions of the DGCL. Each Stockholder waives any right to object to the Merger under Section 262 of the DGCL.

     Section 4.04. Termination of Stockholder Agreements.  Such Stockholder
                   -------------------------------------
waives all rights under any stockholder agreement to which such Stockholder is a party with respect to the transactions contemplated by this Agreement, and agrees that any such Stockholder Agreement shall be deemed terminated, without any liability of the Company thereby, and be of no further force and effect immediately prior to the Closing.

     Section 4.05.  Brokers and Finders.  No broker or finder has acted for the
                    -------------------
Stockholders in connection with this Agreement and the transactions contemplated hereby.

                                   ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF ACQUIROR

     Acquiror hereby represents and warrants to the Company and the Stockholders as follows:

     Section 5.01. Corporate Existence and Good Standing; Corporate Power for
                   ----------------------------------------------------------
Business; Corporate Documentation.  Each of Acquiror and Acquiror Sub is a
---------------------------------
corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and has full corporate power and authority to own or lease and operate its properties and to carry on its business as presently conducted by it.

     Section 5.02. Corporate Authority; Binding Effect.  Each of Acquiror and
                   -----------------------------------
Acquiror Sub has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance by each of Acquiror and Acquiror Sub of all obligations to be performed by it hereunder have been duly approved by all necessary corporate action. When executed and delivered, this Agreement shall constitute the legal, valid and binding obligations of Acquiror and Acquiror Sub, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to or affecting creditors' rights generally and to general equity principles (whether such enforceability is considered in a proceeding at law or in equity).

     Section 5.03. No Creation of Violation, Default, Breach or Encumbrance;
                   ---------------------------------------------------------
Third Party Consents; Filings.  Except as set forth in Schedule 5.03, the
-----------------------------                          -------------
execution and delivery by Acquiror and Acquiror Sub of this Agreement do not, and the consummation by Acquiror and Acquiror Sub of the transactions contemplated hereby will not (i) conflict with or violate any provision of the articles of incorporation or by-laws (or comparable organizational document) of such corporations; (ii) result in the breach of or constitute a default under any contract, agreement, lease, license, mortgage, indenture, note or other instrument or obligation to which either of them is a party, or by which either of them or any of their assets or properties may be bound or adversely affected, which could adversely affect the ability of either of them to consummate the transactions contemplated by this Agreement; (iii) require the consent of any party to any such contract, agreement, lease, license, mortgage, indenture, note or other instrument or obligation referred to in clause (ii) of this Section 5.03; or (iv) violate any statute, rule or regulation to which Acquiror or Acquiror Sub is subject or any Order of any court, administrative agency or governmental body to which Acquiror or Acquiror Sub is subject.

     Section 5.04. No Proceeding or Inquiry.  There is no suit, action, claim
                   ------------------------
or other legal, administrative or arbitration proceeding pending before any court or governmental commission, bureau or other regulatory authority, and there is no investigation or inquiry by any administrative agency or governmental body pending which challenges the validity or propriety of the transactions contemplated by this Agreement.

     Section 5.05. Acquiror's Common Stock.  The shares of Acquiror Common
                   -----------------------
Stock to be issued pursuant to this Agreement, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and such shares will be issued without any violation of preemptive rights.

     Section 5.06. SEC Filings; Financial Statements.  Acquiror has delivered
                   ---------------------------------
or made available to the Company and the Stockholders, in the form filed with the SEC (i) its Annual Report to Shareholders and Form 10-K for the fiscal year ended December 31, 1997, (ii) all Quarterly Reports on Form 10-Q filed by it since December 31, 1997, (iii) its Proxy Statement for Annual Meeting of Shareholders on May 29, 1998, (iv) any reports on Form 8-K filed by it since December 31, 1997, and (v) any amendments and supplements to all such reports filed by it with the SEC (collectively, the "Acquiror SEC Reports"). The Acquiror SEC Reports did not at the time they were filed (or if amended or superseded by a filing prior to the date hereof, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     Section 5.07. Brokers and Finders.  No broker or finder has acted for
                   -------------------
Acquiror in connection with this Agreement and the transactions contemplated hereby, except for J.C. Bradford & Co., L.L.C., all of whose fees and expenses shall be the responsibility of Acquiror.

     Section 5.08. Governmental Approvals and Filings.  No consent, approval or
                   ----------------------------------
authorization of, or notice to, declaration, filing or registration with, any governmental or regulatory authority on the part of Acquiror is required in connection with the execution, delivery and performance of this Agreement.


                                  ARTICLE VI
                           COVENANTS OF THE PARTIES

     Section 6.01. Access to Properties and Records; Confidentiality.
                   -------------------------------------------------

          (a) Between the date of this Agreement and the Closing Date, the Company will (i) provide Acquiror, and its accountants, counsel and other authorized representatives, full access, during reasonable business hours and under reasonable circumstances, to any and all premises, properties, contracts, commitments, books, records and other information (including Tax Returns filed and those in preparation) of the Company, and will cause its officers to furnish to Acquiror and its authorized representatives any and all financial, operating data and other information pertaining to the business of the Company, as Acquiror shall from time to time reasonably request, and (ii) make available for inspection and copying by Acquiror and its authorized representatives true and correct copies of all documents referred to in Article III or in the schedules hereto. All such access, inspections, copying, contacts and other investigations will be conducted in such a manner as not to interfere unreasonably with the normal conduct of the business of the Company.

          (b) Acquiror acknowledges that it has entered into a confidentiality agreement with the Company, dated May 29, 1998 (the "Confidentiality Agreement") and Acquiror agrees that all such access and investigations referred to in Section 6.01(a) hereof will be conducted in accordance with and will be governed by the terms thereof.

     Section 6.02. Sharing Information to be Furnished to Government; Public
                   ---------------------------------------------------------
Announcements.  The Company and Acquiror will as soon as practicable after
-------------
request thereof furnish to the other party all the information concerning the Company or Acquiror required for inclusion in any statement or application made by such party, or any affiliate of any of them, to any governmental body in connection with the transactions contemplated by this Agreement. Prior to the Effective Time, the Company and Acquiror shall not issue any press release or make any public announcement with respect to the transactions contemplated by this Agreement without the prior consent of the other, except as may be required by law in the opinion of counsel or by GAAP in the opinion of independent certified public accountants.

     Section 6.03. Further Assurances.  Consistent with the terms and
                   ------------------
conditions hereof, each party hereto will execute and deliver such other instruments and take such other action as any other party hereto may reasonably require in order to carry out this Agreement and the transactions contemplated hereby.

     Section 6.04. Conduct of Business Prior to the Closing Date.  The Company
                   ----------------------------------------------
agrees that on and after the date hereof and prior to the Closing Date and except as otherwise consented to or approved by Acquiror or as contemplated or required by this Agreement or as referenced on Schedule 6.04 hereof:
                                               -------------

          (a) The business, operations, activities and practices of the Company shall be conducted in the ordinary course of business, and the Company shall use commercially reasonable efforts (i) to keep and maintain in good operating condition and repair, reasonable wear and tear excepted, all of its properties and assets (whether owned or leased), (ii) to preserve the business organization of the Company intact, (iii) to keep available to the Company the present services of its employees and (iv) to preserve for the Company the goodwill of its suppliers and customers and others with whom it has business relationships.

          (b) No change shall be made in the certificate of incorporation or by-laws (or comparable organizational documents) of the Company, and no action shall be taken in furtherance of the liquidation or dissolution of the Company.

          (c) No change shall be made in the number or classification of shares of authorized or issued capital stock of the Company; nor shall any option, warrant, call, right, commitment or agreement of any character be granted or made by the Company relating to its authorized or issued capital stock; nor shall the Company issue, grant or sell any securities or obligations convertible into or exchangeable for shares of capital stock of the Company; nor shall any dividend or distribution payable in cash, securities or other property be declared or paid on the capital stock of the Company.

          (d) The Company shall not grant any irrevocable powers of attorney or comparable delegations of authority.

          (e) No change shall be made in the accounting methods or practices followed by the Company or in the depreciation or amortization policies or rates heretofore adopted, or affecting the banking and safe deposit arrangements of the Company.

          (f) The Company shall not enter into or assume any lease, contract, agreement or commitment, except for any normal and ordinary contract, agreement or commitment for the performance of services or supplies, services or utilities which does not involve payments or receipts by the Company of more than $50,000 and is terminable by the Company without penalty or is to be fully performed on or before ninety (90) days after the Closing.

          (g) The Company shall not grant any increase in the compensation payable or to become payable by the Company to any officer or director of the Company, or grant any general wage or salary increase to any of the employees of the Company, other than as is in conformity with the written policies and practices of the Company and in the usual and ordinary course of its business or as reasonably required to maintain the efficient business operations of the Company, or enter into any new Benefit Plan, or amend, modify or change in any material respect (except by addition of new employees under the same benefit arrangements as existing employees and deleting terminated employees) any existing Benefit Plan.

          (h) The Company shall not (i) incur any indebtedness for money borrowed in addition to such indebtedness outstanding on the date hereof (or any renewals thereof) or in addition to borrowing funds under existing lines of credit, (ii) incur any liability other than as referenced under clause (i), contingent or otherwise, except in the ordinary and normal course of its business, (iii) mortgage, pledge or otherwise subject to lien or encumbrance any of its properties or assets, (iv) make any modification or change in any of its existing contracts, commitments or agreements, except in the ordinary and normal course of its business, or (v) make any capital expenditure except in the ordinary and normal course of business and in an amount not exceeding $50,000.

     Section 6.05. Commercially Reasonable Efforts.  Upon the terms and subject
                   -------------------------------
to the conditions hereof, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated hereby and will use commercially reasonable efforts (i) to obtain all Permits, approvals, authorizations and consents of all third parties necessary or, in the reasonable opinion of the Company or Acquiror, desirable (A) for the consummation of the transactions contemplated by this Agreement and (B) for the conduct of the business of the Company, (ii) to effect all registrations, filings and notices with or to third parties or governmental or public bodies or authorities which are necessary or, in the reasonable opinion of the Company or Acquiror, desirable in connection with the transactions contemplated by this Agreement, and (iii) to resolve any action, suit, proceeding or investigation of the type described in Sections 6.06 or 6.07 below which shall have been instituted or which a governmental authority or representative of such authority or other third party shall have indicated the intention to institute or recommend instituting.

     Section 6.06. Certain Tax Matters.
                   -------------------

          (a) The Company and Acquiror will (i) each provide the other with such assistance as may reasonably be requested by the other in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other with any records or information which may be relevant to such Tax Return, audit or examination, proceeding or determination, and (iii) each provide the other with the final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period. The party requesting assistance hereunder shall reimburse the other for reasonable expenses incurred in providing such assistance. Without limiting in any way the foregoing provision of this Section 6.06, Acquiror hereby agrees that it will retain, and that it will cause its subsidiaries to retain, until the appropriate statutes of limitation (including any extensions) expire, copies of all Tax Returns, supporting work schedules and other records of information which may be relevant to such Tax Returns for all taxable periods on or prior to the date of this Agreement which have not been closed prior to the date of this Agreement and on or prior to the Closing Date, inclusive, and that it will not destroy or otherwise dispose of such records without first providing the Stockholders with a reasonable opportunity to review and copy such records.

          (b) The Company and the Stockholders shall prepare all Federal, state or local income tax returns for the Company for all taxable periods ending on or prior to the Closing Date, and the Company and the Stockholders shall timely file all such tax returns to be filed at their sole expense. Acquiror shall have Acquiror Sub name the Agent as an officer of the Surviving Corporation for the sole purpose of executing and filing such income tax returns. For purposes of apportioning income and deductions for Federal income tax purposes before and after the Closing Date, the parties hereto agree to treat the Closing Date as the last day of the period (i.e., the Company shall close its books as of the end of such day) and such income and deductions through and including the Closing Date shall be reported by the Company on its separate Federal income tax return (and any such state and local income tax returns) ending on the Closing Date.
     Except for the merger of the Company with and into Acquiror Sub pursuant to the terms of this Agreement, Acquiror Sub hereby agrees that it shall not do or fail to do anything or cause Company to do or fail to do anything which results in the Company being required to include any net income on its Federal, state or local income tax returns for the Closing Date.

     Section 6.07.   Continuing Indemnification.  Following the Effective Date
                     --------------------------
Acquiror agrees that it will retain and continue for at least a seven year period thereafter indemnification provisions in the Surviving Corporation's bylaws pursuant to which those persons who were the directors and officers of the Company prior to the Effective Time shall be indemnified from claims arising out of actions or omissions arising out of such directors' or officers' service as a director or officer of the Company prior to the Effective Time, and such indemnification provision shall provide indemnity to the fullest extent permitted by the DGCL.

     Section 6.08. Non-Compete Agreements.  For a period commencing on the
                   ----------------------
Closing Date and continuing for three (3) years thereafter (the "Covenant Period"), each Stockholder agrees that he will not, directly or indirectly, (i) within fifty (50) miles of any existing office or branch of the Company at the time of Closing engage in the business of providing temporary staffing, consulting personnel, staff leasing, payrolling, executive placement, permanent placement, or employee testing, or providing information system or information technology, consulting or contract staffing; or (ii) enter the employ of or render any services to or consult with, any business or entity that is engaged in any business described in clause (i) and within the area described in clause
(i) (a "Competing Entity"); or (iii) acquire an ownership interest in any Competing Entity or act as partner, officer, director, principal, agent or trustee for any Competing Entity; or (iv) hire or assist any Competing Entity in the hiring of any person who is an employee of the Company at the time of Closing. Notwithstanding the foregoing, a Stockholder may own, directly or indirectly, securities of any person traded on any national securities exchange or over-the-counter if such Stockholder is not a controlling person of, or a member of a group which controls, such person and does not, directly or indirectly, own 5% or more of any class of securities of such person.

     Section 6.09.  Release of Stockholder Guarantees.  Each of the parties
                    ---------------------------------
hereto agrees to use their respective reasonable efforts to cause the release and termination on or as soon as practicable after the Closing of all Stockholder Guarantees of which the parties are or become aware.

     Section 6.10.  Severance.  Set forth on Schedule 6.10 are severance
                    ---------                -------------
amounts which will be paid to the employees of the Company indicated thereon upon termination of the employment of each such employee by the Surviving Corporation within twelve (12) months after the Closing Date, which payment obligation shall be assumed by the Surviving Corporation.

                                  ARTICLE VII
                   CONDITIONS TO THE OBLIGATIONS OF ACQUIROR

     The obligations of Acquiror and Acquiror Sub under this Agreement to effect the Merger and take the other actions contemplated at the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, each of which may be waived by Acquiror as provided herein except as otherwise provided by law:

     Section 7.01. Certifications.
                   --------------

          (a) At the Closing, the representations and warranties made by the Company shall be true and correct in all material respects, and the Company shall have delivered to Acquiror a certificate reconfirming that the representations and warranties made by the Company hereunder were, when made, true and correct in all material respects and that each of the agreements or obligations of the Company to be performed on or before the Closing Date pursuant to the terms hereof have been duly performed and complied with in all material respects.

          (b) At the Closing, the representations and warranties made by the Stockholders shall be true and correct in all material respects, and each Stockholder shall have delivered to Acquiror a certificate reconfirming that the representations and warranties made by such Stockholder hereunder were, when made, true and correct in all material respects and that each of the agreements or obligations of such Stockholder to be performed on or before the Closing Date by such party pursuant to the terms hereof have been duly performed and complied with in all material respects.

     Section 7.02.   Opinion of Counsel.  Acquiror shall have been furnished
                     ------------------
with the opinion of Stinson, Mag & Fizzell, P.C., counsel to the Stockholders and the Company, dated the Closing Date and addressed to Acquiror, set forth in

Schedule 7.02 hereto.
-------------

     Section 7.03. No Injunctions, etc.  Neither the Stockholders, the Company,
                   --------------------
nor Acquiror shall be subject to any Law or Order of any government, a court or agency of competent jurisdiction enacted, issued or obtained after the date of this Agreement which makes illegal, enjoins or prohibits the consummation of the Merger.

     Section 7.04.  Authorization of Transactions.  All corporate action
                    -----------------------------
necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Company shall have been duly and validly taken in a manner reasonably satisfactory to Acquiror and its counsel.

     Section 7.05.  Third Party Consents.  The consents (or in lieu thereof
                    --------------------
waivers) from the parties listed on Schedule 5.03 shall have been obtained.
                                    -------------

                                 ARTICLE VIII
                       CONDITIONS TO THE OBLIGATIONS OF
                       THE COMPANY AND THE STOCKHOLDERS

     The obligations of the Stockholders and the Company under this Agreement to effect the Merger and take the other actions contemplated at the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, each of which may be waived by the Stockholders and the Company as provided herein except as otherwise provided by law:

     Section 8.01. Acquiror's Certification.  At the Closing, the
                   ------------------------
representations and warranties made by Acquiror shall be true and correct in all material respects, and Acquiror shall have delivered to the Stockholders and the Company a certificate signed by the Acquiror's Chief Executive Officer reconfirming that the representations and warranties made by Acquiror hereunder were, when made, true and correct in all material respects and that each of the agreements or obligations of Acquiror to be performed on or before the Closing Date pursuant to the terms hereof have been duly performed and complied with in all material respects.

     Section 8.02. Authorization of Transactions.  All corporate action
                   -----------------------------
necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Acquiror shall have been duly and validly taken in a manner reasonably satisfactory to the Company and its counsel.

     Section 8.03.   Opinion of Counsel.  The Company and the Stockholders
                     ------------------
shall have been furnished with the opinion of Alston & Bird LLP, counsel to Acquiror, dated the Closing Date and addressed to the Company and the Stockholders, set forth in Schedule 8.03 hereto.
                           -------------

     Section 8.04. No Injunctions, etc.  Neither the Stockholders, the Company,
                   --------------------
nor Acquiror shall be subject to any Law or Order of any government, court or agency of competent jurisdiction enacted, issued or obtained after the date of this Agreement which makes illegal, enjoins or prohibits the consummation of the Merger.


                                  ARTICLE IX
                  SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     Section 9.01. Survival of Representations and Warranties.  The
                   ------------------------------------------
representations and warranties of the parties made in this Agreement shall survive through the close of business on February 3, 2000, after which date no claim for indemnification or otherwise not theretofore asserted may be brought in respect of any breach of representation or warranty contained in this Agreement or the Schedules hereto.

     Section 9.02. Indemnification by Stockholders.  Each Stockholder shall
                   -------------------------------
severally, but not jointly, indemnify and hold harmless Acquiror, and each of its subsidiaries (including, after the Effective Date, the Company), affiliates, stockholders, officers, directors, agents, employees, successors and assigns (collectively, "Acquiror Indemnitees"), from any liability, obligations, fines, penalties, losses, settlements, damages, claims, awards and judgments, costs and expenses (including reasonable attorneys' fees) (collectively, "Losses"), suffered or incurred by any of them for, or arising out of or based upon, or relating to any of the following:

          (a) Any and all Specified Litigation Losses incurred by the Acquiror Indemnitees after the Effective Date, but only to the extent that the aggregate amount of the Specified Litigation Losses suffered or incurred by the Acquiror Indemnitees after the Effective Date exceeds the Specified Litigation Deductible;

          (b) Any and all Lien Losses suffered or incurred by the Acquiror Indemnitees; and

          (c) Any breach of any representation, warranty, agreement or covenant of the Company or such Stockholder contained in this Agreement or the schedules hereto and for purposes of this Section 9.02, any qualification of such representations and warranties by reference to the materiality of matters stated therein or as to matters having or not having a "Material Adverse Effect," (other than the representations and warranties set forth in Sections 3.16(i) and 3.17) shall be disregarded, in determining any inaccuracy, untruth, incompleteness or breach thereof.

     Section 9.03. Indemnification by Acquiror.  Acquiror shall indemnify and
                   ---------------------------
hold harmless the Stockholders, their affiliates, trustees, agents, employees, successors and assigns from any Losses suffered or incurred by any of them for, or arising out of or based upon, or relating to any of the following:

          (a) Any and all liabilities and obligations of the Company arising from and after the Effective Date (including any Loss incurred by a Stockholder in connection with a Stockholder Guarantee), except to the extent Acquiror is otherwise entitled to be indemnified by the Stockholders therefor under Section 9.02;

          (b) Any and all Specified Litigation Losses, provided that no claim shall be made for indemnification under this Section 9.03(b) by any Stockholder to the extent that the aggregate amount of the Specified Litigation Losses suffered or incurred by the Acquiror Indemnitees after the Effective Date exceeds the Specified Litigation Deductible; and

          (c) Any breach of any representation, warranty, agreement or covenant of Acquiror contained in this Agreement or the Schedules hereto and for purposes of this Section 9.03(b), any qualification of such representations and warranties by reference to the materiality of matters stated therein or as to matters having or not having a "material adverse effect," shall be disregarded, in determining any inaccuracy, untruth, incompleteness or breach thereof.

     Section 9.04.   Third-Party Claims.  Within ten (10) days after receipt by
                     ------------------
a person entitled or claiming to be entitled to indemnification pursuant to this
Article IX ("Indemnitee") of written notice of the commencement of any action or the assertion of any claim, liability or obligation by a third party, against which claim, liability or obligation a person is, or may be, required under this
Article IX to indemnify Indemnitee ("Indemnitor"), Indemnitee will, if a claim thereon is to be made against Indemnitor, notify Indemnitor in writing of the commencement or assertion thereof (the "Claim Notice") and give Indemnitor a copy of such claim, process and all legal pleadings relating thereto.
Indemnitor shall have the right to contest and conduct the defense of such action with counsel reasonably acceptable to Indemnitee by giving written notice to Indemnitee of its election to do so within ten (10) days of the receipt of the Claim Notice, and Indemnitee may participate in such defense by counsel of its own choosing at its own expense. If Indemnitee shall be required by final judgment not subject to appeal or by a settlement agreement to pay any amount in respect of any obligation or liability against which Indemnitor has agreed to indemnify Indemnitee under this Agreement, such amount plus all reasonable expenses incurred by such Indemnitee in accordance with such obligation or liability (including, without limitation, reasonable attorneys' fees (other than fees incurred by counsel to Indemnitee employed pursuant to the immediately preceding sentence) and costs of investigations) shall be promptly paid by Indemnitor to Indemnitee, subject to reasonable documentation. Indemnitee shall not settle or compromise any claim, action or proceeding without the prior written consent of Indemnitor, which shall not be unreasonably withheld. Indemnitee shall use reasonable efforts to mitigate any damage, loss, cost, expense, liability or obligation with respect to which it shall be entitled to indemnification hereunder. Failure of Indemnitee to give the Claim Notice to Indemnitor within the ten-day period required hereunder shall not affect Indemnitee's rights to indemnification hereunder, except if (and then only to the extent that) Indemnitor incurs additional expenses or Indemnitor's defense of such claim is actually prejudiced by reason of such failure to give timely notice.

     Section 9.05. Direct Claims.  With respect to claims other than third-
                   -------------
party claims, Indemnitee shall use reasonable efforts promptly to notify Indemnitor of such claims, but failure of Indemnitee so to give notice to Indemnitor shall not affect the rights of Indemnitee to indemnification hereunder if (and then only to the extent that) Indemnitor incurs additional expenses or Indemnitor is actually prejudiced by reason of such failure to give timely notice.

     Section 9.06. Minimum Amount of Claim.  No claim under Sections 9.02(c) or
                   -----------------------
9.03(c) shall be made by a party hereunder for breach of any representation or warranty made by any other party hereunder unless and until the aggregate amount of Loss suffered or incurred from such breach exceeds the Indemnification Threshold at which time the liability of such other party shall be for the full amount of the Loss. In no event shall any Stockholder be liable for a claim under Section 9.02(c) for an amount greater than the Indemnification Cap times a fraction, the numerator of which is the number of Shares held by such Stockholder immediately prior to the Effective Time and the denominator which is the total number of Shares held by all Stockholders immediately prior to the Effective Time.

     Section 9.07. Exclusive Remedy.  The provisions of this Article IX shall
                   ----------------
be the sole and exclusive remedy for any claim made by a party against any other party hereto for breach of a representation, warranty, agreement or covenant made by such other party, other than damages arising out of actual fraud or equitable remedies.


                                   ARTICLE X
                                  TERMINATION

     Section 10.01.    Termination.  This Agreement may be terminated at any
                       -----------
time prior to the Closing: (i) by mutual consent of the parties, or (ii) by either the Company or Acquiror if the Merger shall not have been consummated on or before August 31, 1998, for reasons other than the failure of the terminating party to perform its obligations hereunder.

     Section 10.02.    Effect of Termination.  Except as set forth in Sections
                       ---------------------
2.07 and 6.01(b) hereof, if this Agreement is terminated pursuant to this
Article X by any party hereto for any reason other than the breach of a warranty, representation, covenant or agreement contained herein by any of the others, all further obligations of the parties hereunder will terminate without further liability of the parties.


                                  ARTICLE XI
                                 MISCELLANEOUS

     Section 11.01.     Headings.  The descriptive headings of the Articles and
                        --------
Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     Section 11.02.     Notices.  Any notices or other communications required
                        -------
or permitted hereunder shall be given in writing and shall be delivered personally, sent by certified or registered mail, return receipt requested and postage prepaid, or sent by nationally recognized overnight delivery service to the address set forth below:

          If to the Company or the Stockholders:

                                             Ronald R. Smith
                                             393 Happy Jack Road
                                             Cheyenne, Wyoming 82007

          Copies to:                     Stinson, Mag & Fizzell, P.C.
                                         1201 Walnut Street
                                         P.O. Box 419251
                                         Kansas City, Missouri  64141-6251
                                         Attention:  Craig L. Evans

          If to Acquiror:                Acsys, Inc.
                                         75 14th Street, Suite 2200
                                         Atlanta, Georgia  30309
                                         Attention:  Timothy Mann, Jr.

          Copies to:                     Alston & Bird LLP
                                         1201 West Peachtree Street
                                         Atlanta, Georgia  30309
                                         Attention:  David E. Brown, Jr.

or such other address as shall be furnished in writing by such party, and any such notice or communications shall be effective and be deemed to have been given only upon its delivery in accordance with this Section 11.02.

      Section 11.03.     Assignment.  This Agreement and all of the provisions
                         ----------
hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto (other than by operation of Law) without the prior written consent of the other parties.

      Section 11.04.     Complete Agreement.  This Agreement and the
                         ------------------
Confidentiality Agreement contain the entire understanding of the parties with respect to the sale and purchase of the Shares and the related transactions and supersede all prior arrangements or understandings with respect thereto, and there are no restrictions, agreements, promises, representations, warranties, covenants or undertakings other than those expressly set forth in this Agreement and the Confidentiality Agreement.

      Section 11.05.     Modifications, Amendments and Waivers.  At any time
                         -------------------------------------
prior to the Closing Date, (i) the parties hereto may, by written agreement, modify, amend or supplement any term or provision of this Agreement and (ii) any term or provision of this Agreement may be waived by the party which is entitled to the benefits thereof.

      Section 11.06.     Counterparts.  This Agreement may be executed in two or
                         ------------
more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

      Section 11.07.     No Third Party Beneficiary.  The terms and provisions
                         --------------------------
of this Agreement are intended solely for the benefit of the Company, the Stockholders, Acquiror and Acquiror Sub and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

      Section 11.08.     Invalid Provisions.  If any provision of this Agreement
                         ------------------
is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

      Section 11.09.     Governing Law.  This Agreement shall be governed by the
                         -------------
laws of the State of Delaware (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect and performance.

      Section 11.10.     Designation of Agent.  Each of the Stockholders hereby
                         --------------------
designates and appoints Ronald R. Smith (the "Agent") as the agent and attorney-in-fact (with full power of substitution), with full power and authority on behalf of such Stockholder to do anything necessary or appropriate to carry out or enforce any obligations or rights of such Stockholder under this Agreement. The Agent shall have all of the rights of the Stockholders hereunder and any action taken by, or the failure to take action by, the Agent, shall be deemed to be the action of, or the failure to take action by, each of the Stockholders. Each of the Stockholders is hereby deemed to have constituted and appointed the Agent as agent for such Stockholders for the purpose of receiving or accepting any notice under this Agreement and any notice or process insofar as the same relates to or arises from any dispute or difference hereunder, and the giving or delivery of notice to, or service of process on, the Agent shall be deemed to be notice or service on each of the Stockholders. Any notice or instructions given by the Agent under this Agreement shall be deemed to be notice and instruction from, and on behalf of, each of the Stockholders and any party receiving said notice or instruction shall be entitled to rely conclusively thereon as if such notice or instructions had been signed and delivered by each of the Stockholders. Agent shall have no liability or responsibility to the Stockholders for any action or failure to act pursuant to the provisions of this
Section 11.10, provided such action or failure to act is in good faith.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.


STOCKHOLDERS:                            ACSYS, INC.


______________________________
Name:  Ronald R. Smith                   By __________________________________
No. of Shares: 45,000                    Name: Timothy Mann, Jr.
                                               Title: Chief Executive Officer

_____________________________
Name:  Edward James                 STAFFING EDGE, INC.
No. of Shares: 2,500


_____________________________       By____________________________
Name:  Mark Schaul                        Name:  Ronald R. Smith
No. of Shares: 901                        Title: President


_____________________________       SE MERGER SUBSIDIARY, INC.
Name:  Aaron Smith
No. of Shares: 2,500
                                    By____________________________
                                          Name: Timothy Mann, Jr.
                                          Title:

                                                                  EXECUTION COPY
                                                                  --------------




                         AGREEMENT AND PLAN OF MERGER


                                 BY AND AMONG

                                 ACSYS, INC.,

                          SE MERGER SUBSIDIARY, INC.,

                              STAFFING EDGE, INC.

                                      AND

                    THE STOCKHOLDERS OF STAFFING EDGE, INC.

                                AUGUST 3, 1998

                                           TABLE OF CONTENTS

                                                                                         Page
ARTICLE I             DEFINITIONS.........................................................  1
      Section 1.01.   Definitions.........................................................  1
      Section 1.02.   Accounting Terms....................................................  6

ARTICLE II            THE MERGER..........................................................  6
      Section 2.01.   The Merger..........................................................  6
      Section 2.02.   Effective Time......................................................  6
      Section 2.03.   Date and Place of Closing...........................................  6
      Section 2.04.   Effect of Merger....................................................  6
      Section 2.05.   Effect on Common Stock and Options..................................  7
      Section 2.06.   Taking Necessary Action; Further Action.............................  8
      Section 2.07.   Expenses............................................................  8

ARTICLE III           REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                      AND STOCKHOLDERS....................................................  9
      Section 3.01.   Corporate Organization..............................................  9
      Section 3.02.   Due Qualification...................................................  9
      Section 3.03.   Corporate Documentation.............................................  9
      Section 3.04.   Capitalization of the Company.......................................  9
      Section 3.05.   Authority; Binding Effect...........................................  9
      Section 3.06.   No Creation of Violation, Default, Breach or Encumbrance............ 10
      Section 3.07.   No Present Material Default......................................... 10
      Section 3.08.   Compliance With Law................................................. 10
      Section 3.09.   Governmental Approvals and Filings.................................. 10
      Section 3.10.   Real Property....................................................... 11
      Section 3.11.   Personal Property................................................... 11
      Section 3.12.   Financial Statements................................................ 11
      Section 3.13.   Patents, Trademarks, Service Marks, Trade Names, Trade Secrets,
                      Copyrights.......................................................... 12
      Section 3.14.   Contracts, Agreements and Obligations............................... 13
      Section 3.15.   Insurance........................................................... 14
      Section 3.16.   Absence of Certain Changes.......................................... 14
      Section 3.17.   Tax Returns and Payments............................................ 14
      Section 3.18.   No Litigation, Proceeding or Inquiry................................ 15
      Section 3.19.   Employee Benefit Plans; Labor Matters............................... 16
      Section 3.20.   Brokers and Finders................................................. 17
      Section 3.21.   Bank and Brokerage Accounts; Securities............................. 17
      Section 3.22.   No Powers of Attorney............................................... 18
      Section 3.23.   Environmental Laws and Regulations.................................. 18


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

ARTICLE IV            REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS...................... 18
      Section 4.01.   Authority of Stockholder............................................ 19
      Section 4.02.   No Conflicts........................................................ 19
      Section 4.03.   Stockholder Consent................................................. 19
      Section 4.04.   Termination of Stockholder Agreements............................... 19
      Section 4.05.   Brokers and Finders................................................. 20

ARTICLE V             REPRESENTATIONS AND WARRANTIES OF ACQUIROR.......................... 20
      Section 5.01.   Corporate Existence and Good Standing; Corporate Power for
                      Business; Corporate Documentation................................... 20
      Section 5.02.   Corporate Authority; Binding Effect................................. 20
      Section 5.03.   No Creation of Violation, Default, Breach or Encumbrance; Third
                      Party Consents; Filings............................................. 20
      Section 5.04.   No Proceeding or Inquiry............................................ 21
      Section 5.05.   Acquiror's Common Stock............................................. 21
      Section 5.06.   SEC Filings; Financial Statements................................... 21
      Section 5.07.   Brokers and Finders................................................. 21
      Section 5.08.   Governmental Approvals and Filings.................................. 21

ARTICLE VI            COVENANTS OF THE PARTIES............................................ 21
      Section 6.01.   Access to Properties and Records; Confidentiality................... 21
      Section 6.02.   Sharing Information to be Furnished to Government; Public
                      Announcements....................................................... 22
      Section 6.03.   Further Assurances.................................................. 22
      Section 6.04.   Conduct of Business Prior to the Closing Date....................... 22
      Section 6.05.   Commercially Reasonable Efforts..................................... 24
      Section 6.06.   Certain Tax Matters................................................. 24
      Section 6.07.   Continuing Indemnification.......................................... 25
      Section 6.08.   Non-Compete Agreements.............................................. 25
      Section 6.09.   Release of Stockholder Guarantees................................... 25
      Section 6.10.   Severance........................................................... 26

ARTICLE VII           CONDITIONS TO THE OBLIGATIONS OF ACQUIROR........................... 26
      Section 7.01.   Certification....................................................... 26
      Section 7.02.   Opinion of Counsel.................................................. 26
      Section 7.03.   No Injunctions, etc................................................. 26

ARTICLE VIII          CONDITIONS TO THE OBLIGATIONS OF
                      THE COMPANY AND THE STOCKHOLDERS.................................... 27
      Section 8.01.   Acquiror's Certification............................................ 27
      Section 8.02.   Authorization of Transactions....................................... 27
      Section 8.03.   Opinion of Counsel.................................................. 27
      Section 8.04.   No Injunctions, etc................................................. 27


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
ARTICLE IX            SURVIVAL OF REPRESENTATIONS AND WARRANTIES.......................... 28
      Section 9.01.   Survival of Representations and Warranties.......................... 28
      Section 9.02.   Indemnification by Stockholders..................................... 28
      Section 9.03.   Indemnification by Acquiror......................................... 28
      Section 9.04.   Third-Party Claims.................................................. 29
      Section 9.05.   Direct Claims....................................................... 29
      Section 9.06.   Minimum Amount of Claim............................................. 30
      Section 9.07.   Exclusive Remedy.................................................... 30

ARTICLE X             TERMINATION......................................................... 30
      Section 10.01.  Termination......................................................... 30
      Section 10.02.  Effect of Termination............................................... 30

ARTICLE XI            MISCELLANEOUS....................................................... 30
      Section 11.01.  Headings............................................................ 30
      Section 11.02.  Notices............................................................. 30
      Section 11.03.  Assignment.......................................................... 31
      Section 11.04.  Complete Agreement.................................................. 31
      Section 11.05.  Modifications, Amendments and Waivers............................... 32
      Section 11.06.  Counterparts........................................................ 32
      Section 11.07.  No Third Party Beneficiary.......................................... 32
      Section 11.08.  Invalid Provisions.................................................. 32
      Section 11.09.  Governing Law....................................................... 32
      Section 11.10.  Designation of Agent................................................ 32

                               LIST OF SCHEDULES

Schedule 2.05 (a)(i) Merger Consideration
Schedule 2.05 (a)(ii) Earnout Provisions
Schedule 3.01 Investments
Schedule 3.04 Outstanding Options of the Company
Schedule 3.06 Required Consents
Schedule 3.08 Notice of Violations
Schedule 3.09 Governmental Consents
Schedule 3.10 Real Property, Mortgages, Etc.
Schedule 3.11 Title to Personal Property
Schedule 3.12 Financial Statements
Schedule 3.13 Intellectual Property
Schedule 3.14 Contracts, Agreements, and Obligations
Schedule 3.15 Insurance
Schedule 3.16 Certain Changes
Schedule 3.17 Tax Returns
Schedule 3.18 Litigation
Schedule 3.19 (a) Benefit Plans
Schedule 3.19 (f) Employment Agreements
Schedule 3.19 (g) Payments to Key Employees
Schedule 3.20 Brokers and Finders
Schedule 3.21 Bank and Brokerage Accounts; Securities
Schedule 3.22 Powers of Attorney
Schedule 4.01 Stockholder Pledges
Schedule 5.03 Required Consents
Schedule 6.04 Conduct of Business Exceptions
Schedule 6.10 Severance Payments
Schedule 7.02 Opinion of Counsel to the Company and the stockholders
Schedule 8.03 Opinion of Acquiror's Counsel
Schedule 9.02 Certain Definitions
Schedule 9.06 Limitations on Claims



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